EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-71730) of Chinawe.com Inc. of our report dated April 16, 2007 which appears on page F-1 of this annual report on Form 10-KSB for the year ended December 31, 2006.

/s/ Moores Rowland

Chartered Accountants
Certified Public Accountants

Hong Kong
April 16, 2007